EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2020 OPERATING RESULTS

DURANGO, Colorado (May 29, 2020) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today reported its operating results for the fourth quarter and fiscal year ended February 29, 2020 (the “fourth quarter of FY2020” and “FY2020,” respectively). The Company franchises and operates gourmet chocolate and confection stores and self-serve frozen yogurt cafés, and manufactures an extensive line of premium chocolates and other confectionery products.

FY2020 DETAILS

●

On December 20, 2019, the Company and Edible Arrangements®, LLC (“EA”) entered into a long-term strategic alliance whereby the Company became the exclusive provider of certain branded chocolate products to EA, its affiliates and its franchisees. The strategic alliance represents the culmination of the Company’s exploration of its strategic alternatives, as announced in May 2019.

●	Total revenue decreased 7.8 percent to $31.8 million during FY2020 compared to $34.5 million during the fiscal year ended February 28, 2019 (“FY2019”).

●	Same-store pounds of product purchased from the Company’s factory by franchisees and co-branded licensees decreased 4.6 percent during FY2020 compared to FY2019.

●

Net income decreased 53.8 percent to $1.0 million, or $0.17 per basic and diluted share, during FY2020 compared to net income of $2.2 million, or $0.38 per basic share and $0.37 per diluted share, during FY2019.

●	Operating income decreased 53.7 percent to $1.4 million during FY2020, compared to operating income of $3.0 million during FY2019.

●	Adjusted EBITDA (a non-GAAP financial measure defined later in this release) increased 13.7 percent to $6.2 million during FY2020 compared to $5.5 million during FY2019.

●	Factory sales decreased 11.0 percent during FY2020 compared to FY2019, primarily due to a 40.2 percent decrease in shipments of products to customers outside our network of franchised retail stores.

●

Royalty and marketing fees increased 2.4 percent during FY2020, primarily due to an increase in royalty revenue associated with the Company’s purchase-based royalty structure, whereby stores incur a higher effective royalty rate when they purchase less product form us and a lower effective royalty when they purchase more product from us.

●	Franchise fees decreased 3.0 percent during FY2020, primarily as a result of a 6.6% decrease in domestic franchise units in operation and the lower revenues associated with fewer franchise agreements.

●

The Company’s franchisees and licensees opened one domestic Rocky Mountain Chocolate Factory franchise location, 11 co-branded Cold Stone Creamery locations and one self-serve frozen yogurt café in FY2020.

●

In June 2019, the Company’s largest customer, FTD Companies, Inc. and its domestic subsidiaries (“FTD”), filed for Chapter 11 bankruptcy proceedings. As a part of such bankruptcy proceedings, divisions of FTD’s business and certain related assets, including the divisions that the Company has historically sold product to, were sold through an auction to multiple buyers. The Company is uncertain if accounts receivable and inventory balances associated with FTD at the end of FY2020 will be realized at their full value, or if any revenue will be received from FTD in the future.

●

On March 23, 2020, The Company and EA extended their long-term strategic alliance and entered into an ecommerce licensing agreement, whereby Edible will sell a wide variety of chocolates, candies and other confectionery products produced by the Company or its franchisees through Edible’s websites. Edible will also be responsible for all ecommerce marketing and sales from the Rocky Mountain Chocolate Factory corporate website and the broader Rocky Mountain Chocolate Factory ecommerce ecosystem.

●

On May 11, 2020, the Board of Directors decided to suspend our first quarter cash dividend payment to preserve cash and provide additional flexibility in the current environment impacted by the COVID-19 pandemic.

COVID-19

We have experienced business disruptions resulting from efforts to contain the rapid spread of the novel coronavirus (COVID-19), including the vast mandated self-quarantines and closures of non-essential business throughout the United States and around the world. Nearly all stores have been directly and negatively impacted by public health measures taken in response to the COVID-19 pandemic, with nearly all locations experiencing reduced operations as a result of, among other things, modified business hours and store and mall closures. As a result, franchisees and licensees are not ordering products for their stores in line with forecasted amounts. This trend has negatively impacted, and is expected to continue to negatively impact, among other things, factory sales, retail sales and royalty and marketing fees of the Company.

FOURTH QUARTER OPERATING RESULTS

Total revenue decreased 13.8 percent to $8.1 million during the fourth quarter of FY2020 compared to $9.4 million during the three months ended February 28, 2019 (the “fourth quarter of FY2019”).

Total factory sales decreased 19.1 percent to $5.6 million in the fourth quarter of FY2020 compared to $7.0 million in the fourth quarter of FY2019. The decrease was due primarily to a 50.2 percent decrease in shipments to customers outside the Company’s network of franchise retail locations. This change was primarily the result of a decrease in purchases by FTD, the Company’s largest customer. Factory gross margin increased 520 basis points to 17.8 percent of factory sales in the fourth quarter of FY2020 compared to 12.6 percent in the fourth quarter of FY2019.

Retail sales increased 8.2 percent to $741,000 in the fourth quarter of FY2020 compared to $685,000 in the fourth quarter of FY2019. This increase in retail sales was due to an increase in same-store sales at Company-owned stores and cafés. Same-store sales at all Company-owned stores and cafés increased 8.2 percent during the fourth quarter of FY2020 compared to the fourth quarter of FY2019.

Royalty and marketing fees were unchanged at $1.7 million in the fourth quarter of FY2020 and FY2019.The Company’s licensees opened one Rocky Mountain Chocolate Factory Cold Stone Creamery co-branded location during the fourth quarter of FY2020. Complete lists of stores and cafés currently in operation are available on the Company’s websites at www.rmcf.com and www.u-swirlinc.com.

Franchise fees decreased 25.1 percent to $55,000 in the fourth quarter of FY2020 compared to $73,000 in the fourth quarter of FY2019, primarily as a result of a decrease in franchise fees associated with new domestic franchise store openings recognized during the fourth quarter of FY2019 compared to the fourth quarter of FY2020.

The Company realized a loss on operations of $701,000 in the fourth quarter of FY2020 compared to income from operations of $504,000 in the fourth quarter of FY2019.

The Company realized a net loss of $524,000, or $(0.09) per basic and diluted share, in the fourth quarter of FY2020, compared to net income of $386,000, or $0.06 per basic and diluted share, in the fourth quarter of FY2019.

Adjusted EBITDA (a non-GAAP financial measure defined later in this release) increased 4.2 percent for the fourth quarter of FY2020 to $1.2 million compared to $1.1 million for the fourth quarter of FY2019.

FY2020 OPERATING RESULTS

Total revenue decreased 7.8 percent to $31.8 million during FY2020 compared to $34.5 million during FY2019.

Total factory sales decreased 11.0 percent to $21.5 million in FY2020 compared to $24.2 million in FY2019. The decrease was due primarily to a 40.2 percent decrease in shipments to customers outside the Company’s network of franchise retail locations. This decrease was primarily the result of product rationalization and a decline in revenue associated with products no longer offered for sale and a decrease in purchases by FTD, the Company’s largest customer. Factory gross margins increased 70 basis points to 20.6 percent of factory sales in FY2020 compared to 19.9 percent in FY2019.

Retail sales declined 5.4 percent to $3.2 million in FY2020 compared to $3.4 million in FY2019. This decrease in retail sales was primarily due to the closure of certain underperforming Company-owned locations, partially offset by an increase in same-store sales at Company-owned stores and cafés. Same-store sales at all Company-owned stores and cafés increased 1.6 percent during FY2020 compared to FY2019.

Royalty and marketing fees increased 2.4 percent to $6.8 million in FY2020 compared to $6.6 million in FY2019, primarily due to an increase in royalty revenue associated with the Company’s purchase-based royalty structure, whereby stores incur a higher effective royalty rate when they purchase less product form us and a lower effective royalty when they purchase more product from us. The Company’s franchisees and licensees opened one Rocky Mountain Chocolate Factory franchised location, 11 Cold Stone Creamery co-branded locations and one U-Swirl franchised café during FY2020. Complete lists of stores and cafés currently in operation are available on the Company’s websites at www.rmcf.com and www.u-swirlinc.com.

Franchise fees decreased 3.0 percent to $325,000 in FY2020 compared to $335,000 in FY2019.

Income from operations decreased 53.7 percent in FY2020 to $1.4 million compared to $3.0 million in FY2019.

Net income decreased 53.8 percent to $1.0 million, or $0.17 per basic and diluted share in FY2020, compared to net income of $2.2 million, or $0.38 per basic share and $0.37 diluted share, in FY2019.

Adjusted EBITDA (a non-GAAP financial measure defined later in this release) increased 13.7 percent in FY2020 to $6.2 million compared to $5.5 million for FY2019.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, stock-based compensation expenses, and certain costs associated with non-recurring expenses to GAAP income from operations.

The Company believes that adjusted EBITDA provides additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods. For example, the Company believes that adjusted EBITDA is useful to investors because it provides a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. This non-GAAP financial measure may have limitations as an analytical tool, and this measure should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. Due to these limitations, the Company uses adjusted EBITDA as a measure of performance only in conjunction with GAAP measures of performance such as income from operations and net income. A reconciliation of adjusted EBITDA to the most directly comparable GAAP financial measure is included below.

Cash Dividends

On May 11, 2020 the Board of Directors decided to suspend our first quarter cash dividend payment to preserve cash and provide additional flexibility in the current environment impacted by the COVID-19 pandemic. Furthermore, the Board of Directors has suspended future quarterly dividends until the significant uncertainty of the current public health crisis and economic climate has passed and the Board of Directors determines that resumption of dividend payments is in the best interest of the Company and its stockholders.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of May 28, 2020, the Company, through its subsidiaries and its franchisees and licensees operated 418 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 40 states, Canada, South Korea, Qatar, the Republic of Panama, and The Republic of the Philippines. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “RMCF.”

Forward-Looking Statements

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These forward-looking statements involve various risks and uncertainties. The nature of the Company's operations and the environment in which it operates subjects it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. The statements, other than statements of historical fact, included in this press release are forward-looking statements. Many of the forward-looking statements contained in this press release may be identified by the use of forward-looking words such as "will," "intend," "believe," "expect," "anticipate," "should," "plan," "estimate," "potential," or similar expressions. Factors which could cause results to differ include, but are not limited to: the impact of the COVID-19 pandemic and global economic conditions on the Company’s business, including, among other things, online sales, factory sales, retail sales and royalty and marketing fees, the Company’s liquidity, the Company’s cost cutting and capital preservation measures, achievement of the anticipated potential benefits of the strategic alliance with EA, the ability to provide products to EA under the strategic alliance, EA's ability to increase our online sales, changes in the confectionery business environment, seasonality, consumer interest in the Company's products, general economic conditions, the success of the Company's frozen yogurt business, receptiveness of the Company's products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company's co-branding strategy, the success of international expansion efforts and the effect of government regulations. Government regulations which the Company and its franchisees and licensees either are, or may be, subject to and which could cause results to differ from forward-looking statements include, but are not limited to: local, state and federal laws regarding health, sanitation, safety, building and fire codes, franchising, licensing, employment, manufacturing, packaging and distribution of food products and motor carriers. For a detailed discussion of the risks and uncertainties that may cause the Company's actual results to differ from the forward-looking statements contained herein, please see the "Risk Factors" contained in Item 1A. of the Company's Annual Report on Form 10-K for the fiscal year ended February 29, 2020. Additional factors that might cause such differences include, but are not limited to: the length and severity of the current COVID-19 pandemic and its effect on among other things, factory sales, retail sales, royalty and marketing fees and operations, the effect of any governmental action or mandated employer-paid benefits in response to the COVID-19 pandemic, and the Company’s ability to manage costs and reduce expenditures in a low or zero revenue environment and the availability of additional financing if and when required. These forward-looking statements apply only as of the date hereof. As such they should not be unduly relied upon for more current circumstances. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that might reflect events or circumstances occurring after the date of this press release or those that might reflect the occurrence of unanticipated events.

For Further Information, please contact

Rocky Mountain Chocolate Factory, Inc. (970) 375-5678

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	the three months ended	Stores open as of
	February 29, 2020	February 29, 2020
United States
Rocky Mountain Chocolate Factory
Franchise Stores	0	176
Company-Owned Stores	0	2
Cold Stone Creamery	1	98
International License Stores	0	61
U-Swirl
Franchise Stores	0	80
Company-Owned Stores	0	4
International License Stores	0	2
Total	1	423

SELECTED BALANCE SHEET DATA

(in thousands)

(unaudited)

	February 29, 2020	February 28, 2019
Current Assets	$13,612	$14,266
Total Assets	$27,817	$26,222
Current Liabilities	$5,606	$4,736
Stockholder's Equity	$19,356	$20,390

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended February 28 or 29,		Three Months Ended February 28 or 29,
	2020	2019	2020	2019
Revenues
Factory sales	$5,642	$6,976	69.4%	73.9%
Royalty and marketing fees	1,687	1,695	20.8%	18.0%
Franchise fees	55	73	0.7%	0.8%
Retail sales	741	685	9.1%	7.3%
Total Revenues	8,125	9,429	100.0%	100.0%
		-
Costs and expenses
Cost of sales	4,906	6,350	60.4%	67.3%
Franchise costs	529	442	6.5%	4.7%
Sales and marketing	496	538	6.1%	5.7%
General and administrative	2,231	843	27.5%	8.9%
Retail operating	428	428	5.3%	4.5%
Depreciation and amortization, exclusive of depreciation and amortization expense of $157 and $141 included in cost of sales, respectively	221	274	2.7%	2.9%
Costs associated with Company-owned store closures	15	50	0.2%	0.5%
Total Costs and Expenses	8,826	8,925	108.6%	94.7%
		-
Income (loss) from operations	(701)	504	-8.6%	5.3%
		-
Other income (expense)
Interest expense	(1)	(13)	0.0%	-0.1%
Interest income	7	7	0.1%	0.1%
Other, net	6	(6)	0.1%	-0.1%
		-
Income (loss) before income taxes	(695)	498	-8.6%	5.3%
		-
Provision for income taxes	(171)	112	-2.1%	1.2%
		-
Consolidated net income (loss)	(524)	386	-6.4%	4.1%
		-
Basic Earnings (Loss) Per Common Share	$(0.09)	$0.06

Diluted Earnings (Loss) Per Common Share	$(0.09)	$0.06
		-
Weighted Average Common Shares Outstanding	6,011,186	5,948,864
		-
Dilutive Effect of Employee Stock Awards	-	33,003
		-
Weighted Average Common Shares Outstanding, Assuming Dilution	6,011,186	5,981,867

 CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

(unaudited)

	Twelve Months Ended February 28 or 29,		Twelve Months Ended February 28 or 29,
	2020	2019	2020	2019
Revenues
Factory sales	$21,517	$24,179	67.5%	70.0%
Royalty and marketing fees	6,806	6,647	21.4%	19.2%
Franchise fees	325	335	1.0%	1.0%
Retail sales	3,202	3,384	10.1%	9.8%
Total Revenues	31,850	34,545	100.0%	100.0%

Costs and expenses
Cost of sales	18,215	20,599	57.2%	59.6%
Franchise costs	1,882	1,981	5.9%	5.7%
Sales and marketing	1,923	2,211	6.0%	6.4%
General and administrative	5,736	3,432	18.0%	9.9%
Retail operating	1,792	1,935	5.6%	5.6%
Depreciation and amortization, exclusive of depreciation and amortization expense of $597 and $556 included in cost of sales, respectively	895	1,154	2.8%	3.3%
Costs associated with Company-owned store closures	15	227	0.0%	0.7%
Total Costs and Expenses	30,458	31,539	95.6%	91.3%
		-
Income from operations	1,392	3,006	4.4%	8.7%

Other income (expense)
Interest expense	(19)	(71)	-0.1%	-0.2%
Interest income	30	21	0.1%	0.1%
Other, net	11	(50)	0.0%	-0.1%

Income before income taxes	1,403	2,956	4.4%	8.6%

Provision for income taxes (benefit)	369	717	1.2%	2.1%

Consolidated net income	1,034	2,239	3.2%	6.5%

Basic Earnings Per Common Share	$0.17	$0.38

Diluted Earnings Per Common Share	$0.17	$0.37

Weighted Average Common Shares Outstanding	5,986,371	5,931,431

Dilutive Effect of Employee Stock Awards	268,972	51,207

Weighted Average Common Shares Outstanding, Assuming Dilution	6,255,343	5,982,638

GAAP RECONCILIATION

ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended February 28 or 29,
	2020	2019	Change
GAAP: Income (loss) from Operations	$(701)	$504	-239.1%
Depreciation and Amortization	378	415
Stock-Based Compensation Expense	306	136
Costs associated with non-recurring expenses (1)	1,168	50
Non-GAAP, adjusted EBITDA	$1,151	$1,105	4.2%

(1) Non-recurring expenses include costs associated with Company-owned store closures, contested proxy costs, event specific inventory reserves and the evaluation of strategic alternatives.

	Twelve Months Ended February 28 or 29,
	2020	2019	Change
GAAP: Income from Operations	$1,392	$3,006	-53.7%
Depreciation and Amortization	1,493	1,710
Stock-Based Compensation Expense	809	520
Costs associated with non-recurring expenses (1)	2,517	227
Non-GAAP, adjusted EBITDA	$6,211	$5,463	13.7%

(1) Non-recurring expenses include costs associated with Company-owned store closures, contested proxy costs, event specific inventory reserves and the evaluation of strategic alternatives.